Exhibit 16.1

[On Goldstein Schechter Koch P.A. letterhead]

August 22, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read the paragraphs under Item 4.01 included in the Form 8-K dated August 22, 2016 of Ocean Bio-Chem, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, insofar as it relates to our Firm.

Additionally, we are not in a position to agree or disagree with the statement regarding the intentions of Ocean Bio-Chem, Inc. in appointing a new independent registered public accounting firm.

Very truly yours,

/s/Goldstein Schechter Koch P.A.

Goldstein Schechter Koch P.A.

Fort Lauderdale, FL